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            PARADISE MUSIC & ENTERTAINMENT TO HOST WEBCAST TO DISCUSS
           IBALL MEDIA MERGER AND INTRODUCE NEW SENIOR MANAGEMENT TEAM

New York, NY - February 14, 2001 - Paradise Music & Entertainment, Inc. (NASDAQ:PDSE), an entertainment content and services provider, today announced that it will host a conference call and simultaneous Webcast on February l5th at 4:30 pm (Eastern) to highlight recent corporate developments, including the proposed merger with iball Media.

WHO:        PDSE Senior Management
            CEO David Pritchard
            Chairman Kelly Hickel
            COO Richard Flynn

WHAT:       Hosting Conference Call/Webcast

WHEN:       Thursday, February 15, 2001 at 4:30 pm (Eastern)

WHERE: Log onto [link] several minutes before the Webcast begins to allow time to register and download any necessary software. The Webcast will be archived on Vcall's site for 90 days.

WHY: Discuss recently announced merger with iball Media and senior management changes iball (www.iball.com) represents a new model for the music and entertainment industry. By merging old-economy businesses with a new-economy online model, iball provides music enthusiasts with a complete entertainment experience. iball is breaking new ground with the globalization of premier music festivals featuring new and established recording artists, through traditional means and via the convergence of both traditional and digital media. iball has formed alliances with leaders in the entertainment and technology industries to ensure the delivery of music and events through traditional means as well as secure digital channels. As a vertically integrated entertainment company, iball is positioned to provide unique content and exclusive access to cutting-edge entertainment. In addition, iball offers major corporate sponsors a unique opportunity to extend their brands reach to demographically defined audiences on a cost-effective basis.

Paradise Music & Entertainment, Inc. is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Straw Dogs, Picture Vision and Shelter Films - television commercial, music video, live event and film and video productions); PDSE Music Group (PDSE Records Inc., All Access Entertainment and Rave Music - record labels, producer of original music for film and television and full-service music artist management); and PDSE Digital Group (Paradise Digital Productions - internet content development).

Contacts:

Mark Pollard                              Robert Rinderman, David Collins
Vice President                            Jaffoni & Collins (for PDSE)
PDSE                                      212/835-8500
212/590-2100                              PDSE@jcir.com

Cynthia Semon                             John Lefebvre
iball Corporate Communications            iball Shareholder Relations
818/788-4468                              303/457-2852
818/788-4168 (fax)                        501/423-2161 (fax)
sreel@earthlink.net                       jlefebvre@qwest.net

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